September 2012 Pricing Sheet dated September 28, 2012 relating to Preliminary Terms No. 355 dated September 26, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities

Trigger Jump Securities Based on the Performance of the iShares® FTSE China 25 Index Fund due October 3, 2017
PRICING TERMS – SEPTEMBER 28, 2012
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Pricing date:	September 28, 2012
Original issue date:	October 3, 2012 (3 business days after the pricing date)
Maturity date:	October 3, 2017
Aggregate principal amount:	$1,550,000
Interest:	None
Underlying shares:	Shares of the iShares® FTSE China 25 Index Fund
Payment at maturity:	•	If the final share price is greater than the initial share price:
$10 + the greater of (i) $10 × the share percent change and (ii) the upside payment
	•	If the final share price is less than or equal to the initial share price but greater than or equal to the downside threshold, meaning the price of the underlying shares has remained unchanged or has declined by no more than 50% from its initial price:
$10
	•	If the final share price is less than the downside threshold, meaning the price of the underlying shares has declined by more than 50% from its initial price:
$10 × share performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 50%, and possibly all, of your investment.
Upside payment:	$4.10 per security (41% of the stated principal amount)
Downside threshold:	$17.305, which is 50% of the initial share price
Share percent change:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$34.61, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	September 28, 2017, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	61755S701
ISIN:	US61755S7018
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10	$0.35	$9.65
Total	$1,550,000	$54,250	$1,495,750

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.35 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 355 dated September 26, 2012
Product Supplement for Jump Securities dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.